Exhibit 3.16
OPERATING AGREEMENT
OF
iFUNDS CASH SOLUTIONS, LLC
          THIS OPERATING AGREEMENT (the “Agreement”) is to be effective as of the 1st day of October, 2007, by iPayment, Inc. (the “Member”).
          WHEREAS, the sole Member has formed a limited liability company under the laws of the State of Nevada to conduct certain business as a member-managed limited liability company.
          WHEREAS, this Agreement is principally designed for a single member limited liability company. As provided herein, however, in the event of the admission of one or more additional Members, decisions will be made based on a majority in percentage interest (as opposed to per capita). The identity of the Member(s) and each Member’s percentage interest shall be set forth on Exhibit A to this Agreement. Allocations of income, gain and loss as well as cash distributions will be as agreed by the Members in writing. It is recommended that a new Agreement be prepared in the event one or more additional Members are admitted.
     NOW, THEREFORE, the Member states as follows:
ARTICLE I — DEFINITIONS
     As used in this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Act” means the Nevada Limited Liability Company Act.
     “Agreement” shall have the meaning set forth in the first recital.
     “Articles of Organization” means the Articles of Organization of the Company, as they may be amended from time to time.
     “Company” means iFunds Cash Solutions, LLC.
     “Fiscal Year” means the calendar year.
     “Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.
     “Member” means iPayment, Inc. and any other Person admitted as a member.
     “Person” means any individual, corporation, partnership, limited liability company, trust, estate or other entity.

     “Profits” means the excess of all income of the Company over all expenses of the Company (including the amount of any gains recognized by the Company on the sale or other disposition of property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.
ARTICLE II — GENERAL
          2.1 Formation. The Member has formed a limited liability company under and pursuant to the Act by filing Articles of Organization with the Nevada Secretary of State on October 1, 2007. The Company shall file any certificates as may be required to conduct business in any state.
          2.2 Name. The Company may adopt and conduct its business under such assumed or trade names as the Member(s) may from time to time determine. The Company shall file any fictitious name certificates as may be required to conduct business in any state.
          2.3 Principal Place of Business. The principal place of business of the Company shall be at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee 37215. The business of the Company may also be conducted at such other or additional place or places as may be designated by the Member(s).
          2.4 Registered Office and Agent. The initial registered agent and office of the Company in the State of Tennessee shall be Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.
          2.5 Purpose of Company. The purpose of the Company is to engage in those activities set forth in the Articles of Organization as filed with the Office of the Secretary of State as it may be properly amended from time to time. If no purpose is set forth, the purpose of the Company shall be to engage in any lawful business.
ARTICLE III — CONTRIBUTED CAPITAL AND CAPITAL ACCOUNTS
          3.1 Original Member. Simultaneously with the execution of this Agreement, the Member has made a capital contribution to the Company the description and value of which is set forth on Exhibit A which is attached hereto and made a part of this Agreement. No Member shall be obligated to contribute any further capital hereunder.
          3.2 Limited Liability. No Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. No Member shall not be liable to make any additional capital contribution and shall not be required to lend any funds to the Company at any time or for any reason.
          3.3 No Negative Capital Account Make-Up. No Member shall be obligated to contribute cash or property to restore a negative capital account balance during the existence of the Company or at the dissolution and termination of the Company.
ARTICLE IV — ALLOCATIONS OF PROFITS AND LOSSES

     4.1 Participation in Profits and Losses. All Profits and Losses of the Company will be allocated to the Member(s). In the event additional Members are admitted, each Member will participate in profits and losses as they may then agree in writing.
ARTICLE V — DISTRIBUTIONS
     5.1 Distributions of Cash Flow. All cash flow of the Company shall be distributed to the Member(s) at such times and in such amounts as the Member(s) may determine. In the event one or more additional Members are admitted, each Member shall participate in distributions in the proportion as the Members may agree in writing.
ARTICLE VI — MANAGEMENT
     6.1 Management of the Company. The Company shall be managed by its Member(s) and the Member(s) shall have full, exclusive and complete charge of all affairs and business of the Company and of the management and control of the Company. The Member(s) shall have all the rights and powers as are conferred by law or as the Member(s) deems necessary, advisable or convenient in managing the business and affairs of the Company. If there is more than one Member, decisions shall be by a vote of a majority in interest.
     6.2 Qualification and Election of Officers. The Member(s) may elect by vote of a majority in interest, by resolution adopted by a majority in interest, any officers that the Member(s) considers necessary or desirable for the operation and management of the Company to serve at the pleasure of the Member(s) until his or her earlier termination, resignation or death. Officers need not be residents of this state or a Member of the Company. Any such offices may be held by one or more persons.
     6.3 Business Relationships with Company. The Company may enter into any contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods, services or space with a Member, or any party or entity which is related to or affiliated with a Member, or which is directly or indirectly owned or controlled by a Member or by a party or entity related to or affiliated with a Member, to the extent permitted under the Act.
     6.4 Indemnity. Subject to the limitations of the Act, the Company shall indemnify and hold harmless, to the full extent permitted by the Act, its Member(s) and any agent, affiliate and professional or other advisor of each Member (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company (INCLUDING ANY LOSS, DAMAGE, EXPENSE OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR SIMPLE NEGLIGENCE, AS OPPOSED TO GROSS NEGLIGENCE, OF THE INDEMNIFIED PERSON), except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person’s gross negligence or willful breach of a material provision of this Agreement which in either event causes actual, material damage to the Company.
ARTICLE VII — MEMBER MEETINGS
     7.1 Annual Meeting. The Member(s) is not required to have an annual meeting.
     7.2 Special Meetings. A special meeting may be called by any officer or any Member of the Company by giving written notice of demand to the Member(s) in accordance with the provisions of the Act. The meeting may be held on the date and time and at the place fixed by the person calling the meeting. The business transacted at any such special meeting shall be limited to the purposes stated in the notice of the meeting.
     7.3 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Member(s) may be taken without a meeting by action on written consent as provided in the Act. Any such action taken shall have the effect of a meeting and vote.
ARTICLE VIII — TERM, TERMINATION, WINDING UP
     8.1 Term. The term of the Company commenced or will commence on the date of the filing of the Articles of Organization with the Secretary of State and shall continue perpetually, unless earlier terminated in accordance with the provisions of this Agreement.
     8.2 Dissolution of the Company. The Company shall dissolve and commence winding up its affairs upon (i) the decision of a majority in interest of the Members to dissolve the Company.
     8.3 Winding Up Affairs on Dissolution. Upon dissolution of the Company, one Member selected by a majority in interest of the Members shall be responsible for overseeing the winding up and liquidation of the Company and shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company. After paying or providing for the payment of all liabilities and obligations of the Company, such Member shall distribute the assets of the Company as provided by the terms of this Agreement.
     8.4 Distribution Upon Dissolution. Upon dissolution of the Company and the sale of its assets, the proceeds of such sale of the assets of the Company shall be allocated as set forth below:
     8.4.1 Liabilities and Expenses. To pay all outstanding liabilities and expenses of the Company, including, without limitation, those liabilities and expenses related to real or personal property or interests therein acquired by the Company which are not assumed by the succeeding owner of such property and any loans or amounts due for goods or services to one or more Members;
     8.4.2 Reserves. To establish such reserves for unknown or

contingent liabilities, including without limitation reserves for environmental matters, as the designated Member may determine, which, at the expiration of a period such Member deems appropriate, will be distributed in the manner provided in Section 8.4.3 below; and
     8.4.3 Remaining Balance. Any remaining balance shall be distributed to the Member(s) in proportion to their percentage interest or as otherwise agreed by the Member(s).
ARTICLE IX — FISCAL MATTERS
     9.1 Books and Records. Full and accurate books and records of the Company (including without limitation all information and records required by the Act) shall be maintained at the Company’s principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.
     9.2 Reports to Member(s). Each of the following reports shall be prepared at the Company’s expense and shall be delivered to the Member(s):
     9.2.1 Taxes. Within sixty (60) days after the end of each Fiscal Year, all information necessary for the preparation of each Member’s federal, state and local income tax returns; and
     9.2.2 Annual Report. If there is more than one Member, within one hundred twenty (120) days after the end of each Fiscal Year, an annual report of the activities of the Company, including a balance sheet, income statement and a statement of cash flow, and such annual report shall contain a complete statement of all compensation and fees paid or accrued by the Company to each Member.
     9.3 Accounting Decisions. All decisions as to accounting matters, except as expressly provided in this Agreement, shall be made by a vote of a majority in interest of the Member(s). Such decisions must be satisfactory to the Company’s accountant(s).
     9.4 Bank Accounts. All funds of the Company shall be deposited in its name at a financial institution approved by the Member(s), in such checking and savings accounts or time deposits or certificates of deposit as shall be designated from time to time by the Member.
ARTICLE X — MISCELLANEOUS PROVISIONS
     10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by a provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the Person or to an officer, director or Member of the Person to whom the same is directed, or if sent, by deposit with the United States Mail, postage and charges prepaid, addressed as follows: (i) if to the Company, at its principal place of business or to such other address as the Company may from time to time specify by written notice to the Member(s); and (ii) if to a Member, to the Member’s address set forth in Exhibit A to this Agreement or to such other address as such Member may from time to time specify by written notice to the Company. Any such notice shall be deemed to be given as of the date delivered, if delivered personally, or as of the date on which the same was deposited in the United States Mail, if mailed.
     10.2 Section Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, amplify or limit the scope, extent or intent of this Agreement or any provision hereof.
     10.3 Further Action. The Member(s) shall execute and deliver such papers, documents and instruments and perform such acts as are necessary or appropriate to implement the terms hereof.
     10.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid and unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     10.5 Governing Law. The Member(s) intends that the laws of the State of Tennessee shall govern the determination of the validity of this Agreement and the construction of its terms.
     10.6 Parties in Interest. Subject to the provisions contained herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the Member(s).
     10.7 Amendments to Agreement. This Agreement may be amended by written action taken by a majority in interest of the Member(s) at any time.
          IN WITNESS WHEREOF, the sole Member has executed this Agreement effective as of the date set forth above.

SOLE MEMBER: iPAYMENT, INC.
By:	/s/ Greg Daily
Name: Greg Daily
Title: CEO

SCHEDULE A
TO
OPERATING AGREEMENT
OF
iFUNDS CASH SOLUTIONS, LLC
Member(s)
iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215

Description and Amount of Capital Contributions:	Percentage Interest:
Cash $10	100%